2THEMART.COM, INC.
                       18301 VON KARMAN AVENUE
                              7TH FLOOR
                       IRVINE, CALIFORNIA 92612
                      TELEPHONE:  (949) 757-1630
                      FACSIMILE:  (949) 757-1631


                             June 6, 1999


VIA FACSIMILE (770-956-9479)
ORIGINAL-U.S. MAIL
Mark Rosenberg
502 Midenhall Way
Cary, North Carolina 27513

          RE:  EMPLOYMENT OFFER

Dear Mark:

          This letter shall serve as 2TheMart.com, Inc.'s (the "Company") offer of employment to you to serve as the Vice President of Marketing and Sales ("VP Marketing") of the Company. You understand that your position and function as VP Marketing will be determined from time to time by the Board of Directors of the Company. Your duties shall be to perform all functions generally appropriate for a VP Marketing and as further described by the Board of Directors. We are very pleased to offer you the position of VP Marketing with our company in accordance with the following terms and conditions:

1. BASE SALARY. Your beginning Base Salary will be in the annualized amount of $200,000, payable bi-weekly upon the commencement of your employment (which we expect to be approximately May 18, 1999 or sooner, if you are able to begin sooner).

2. STOCK OPTIONS. The Company will grant to you options to acquire an aggregate of 125,000 shares of common stock of the Company at an exercise price of $5.00 per share (the "Options").
The Options shall vest as follows:

          A. The right to acquire 12,500 shares shall vest on the commencement of your employment with the Company.

          B. The right to acquire an additional 14,063 shares shall vest on the date that is six months from the commencement of your employment, provided you have been continuously employed by the Company as of that vesting date.

          C. The right to acquire an additional 14,062 shares shall vest on the date that is twelve months from the commencement of your employment, provided you have been continuously employed by the Company as of that vesting date.

          D. Thereafter, the right to acquire 28,125 additional shares shall vest on each anniversary date of your employment of each successive year, provided you are continually employed by the Company as of each vesting date, until the Options are fully vested.
                    The Options shall fully vest in the event your employment is terminated by the Company without cause (as defined below). In the event you are not continuously employed by the Company as of any vesting date, all Options that have not vested shall become void.

          The Company agrees to use its best efforts to register the shares at the Company's expense that underlie the Options by February 1, 2000, or at the earliest date any SEC registrations take place.

4. VACATION. As an executive of the Company you will be entitled to 4 weeks paid vacation, to be utilized at the discretion of the executive. The Company prefers that no executive take more than 2 weeks of continuous vacation.

5. HEALTH BENEFITS. The Company will provide health insurance coverage (including dental and vision) for you and your family at the Company's cost. Our health plan is underwritten by the Principal Insurance Group, and is a combined PPO/Indemnity type coverage. We will provide you with additional information on our health plan under separate cover.

6. EXECUTIVE BENEFITS. As an executive of the Company, you will be entitled to participate in all other executive benefits as they are implemented. The Company will be establishing a retirement plan (i.e. 401K Plan) (probably by the 4th quarter) and an Incentive Stock Option Plan (probably by the 4th quarter).

7.  BONUSES.   As an executive of the Company, you will be able
to participate in any annual bonus program implemented by the Company. The Company's Bonus Plan will be a combination of a cash based and Incentive Stock Option based plan. A high level executive such as you would participate in both plans, based upon your performance, which bonuses will be at the discretion of the Board of Directors of the Company.

8. COMMENCEMENT OF EMPLOYMENT. Your employment will commence on or before May 18, 1999.

9. TERMINATION OF EMPLOYMENT. In the event of the termination of your employment for other than cause, you would be entitled to continue to receive your Base Salary, payable bi-weekly, for a period of 6 months. "For cause" shall be defined as follows:

          (i) incompetence, insubordination, failure, inability, or refusal to perform assigned duties; (ii) gross negligence, willful misconduct or breach of fiduciary
          duty;   (iii) condition of a crime (other than minor
          traffic violations or similar offenses); (iv) being under the influence of, or use, sale, distribution, or possession of unauthorized or illegal drugs or intoxication beverages while on duty or on the Company's or a subsidiary's premises; (v) willful destruction or defacement of Company's or a subsidiary's, a customer's, or an employee's property;
          (vi) unauthorized disclosure of confidential information; or (vii) continued and unexplained absences from work.

          You shall be immediately terminated without notice for the following Causes:

          (i) unauthorized entry into Company's secured
          non-public areas;   (ii) falsifying or altering the
          Company's or a subsidiary's records;   (iii) theft,
          embezzlement, fraud or forgery;    (iv) any act which
          results or was intended to result in significant gain or personal enrichment to the you at the Company's
          expense; or   (vi) any act which
          results in substantial injury or embarrassment to the reputation, business, or business relationship of Company.

10. CONFIDENTIAL AND SECRET INFORMATION/COMPANY PROPERTY. You acknowledge that you will have access to items used in the Company's business which the Company deems to be secret, confidential, unique and valuable; were developed by Company at a great cost and over a long period of time; and that disclosure of any of these items to anyone other than Company's officers, directors, agents or authorized employees may cause Company irreparable injury. You agree that upon termination of this Agreement, you will return any and all documentary information or written documents to Company. Such items and information shall be held in strict confidence by the you and shall not be revealed to any third party unless otherwise required by law. All other material and property that may be furnished to you during the course of your employment with the Company such as customer lists, customer tracking, automobiles, books and records shall be and remain the Company's property and shall be returned to the Company at any time upon demand.

11. SIGN ON BONUS. The Company will pay to you as a sign on bonus the amount of $20,000 upon the commencement of your employment.

12. RELOCATION EXPENSES. The Company will reimburse you for your out of pocket relocation expenses for the following items:

          A. Real Estate Commission on the sale of your home in North Carolina.
          B. Moving Expenses for the household furnishings and 2 automobiles.
          C. 2 round trip airfares for you and your wife for "house hunting."
          D. 1 round trip airfare for you, your wife and 3 children for "house hunting."

          E. Onetime, one-way airfare for you, your wife and 3 children to Orange County, CA.

     Please acknowledge your understanding and agreement of the terms of your employment with the Company by signing this letter where noted below.

     If you have any questions, of course, please do not hesitate to contact me.

                              Sincerely,
                              2THEMART.COM, INC.

                              /s/Dominic J. Magliarditi

                              Dominic J. Magliarditi
                              President
DJM:

ACKNOWLEDGED AND AGREED


/s/Mark Rosenberg

Mark Rosenberg
Date:________________________